UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Stem, Inc.

(Name of Registrant as Specified in Its Charter)

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We Actively Engage in Stockholder Outreach Topic Additional Information Background on 2024 “Say-on-Pay” Vote At our 2024 Annual Meeting of Stockholders, approximately 62% of the votes cast voted in favor of our 2023 NEO compensation program. 23 of our 30 largest stockholders at the time of the meeting, supported our pay program. However, the percentage of votes in favor of our program was lower because only 59.4% were voted and because a large majority of our outstanding shares held by some of our largest institutional stockholders were subject to securities lending arrangements, as a result of which the loaned shares were not voted. Stockholder Engagement Efforts In July 2024, we sent engagement invitations to 24 of our largest stockholders, representing 50% of our outstanding common stock. Three institutional stockholders accepted our invitation, representing 14% of our outstanding common stock. Our Investor Relations, Legal and Human Resources teams participated in these calls to seek our stockholders’ views on our executive compensation program. Our Lead Independent Director also participated in one meeting at the request of a stockholder. Stockholder Feedback Of the three stockholders with whom we engaged, two discussed our executive compensation program and expressed their support for our program, and none raised any substantive concerns related to our compensation program. Continued on next page…

We Actively Engage in Stockholder Outreach Topic Additional Information Impact on Our Executive Pay Program Given the general support of our stockholders who engaged with us, we did not make any changes to our 2024 NEO compensation program directly as a result of these discussions. However, for 2025, in an effort to better align executive compensation with performance, we introduced performance-based stock units for the CEO and our other executive officers. Executive Equity Award Values Have Decreased As stated in our definitive proxy statement for our 2025 Annual Meeting, the equity award grant values for our named executive officers (“NEOs”) in 2024 were 54% to 65% lower than the equity grant values made to our NEOs in 2023 (excluding David Buzby and Doran Hole, who were hired in 2024). Similarly, the 2025 equity award grant values for our NEOs will be significantly lower than the equity grant values made to our NEOs in 2023.

Stock Plan Share Request is Critical to Our Success We are requesting that shareholders approve 4,000,000 new stock plan shares, which will result in a total of 9,574,979 shares available for future grant as of April 1, 2025 when added to the existing number of available stock plan shares. The Company’s fully-diluted overhang as of March 31, 2025 was 11.4%. If the 2025 Restatement is approved, the Company’s overhang would increase to 13.2%, which we believe is reasonable and appropriate for companies of our size. Our stock plan is a critical tool for motivating and retaining key talent, both at the executive level and further down in the organization. Five-Hundred-sixteen (516) of our 556 employees on March 31, 2025 held outstanding equity awards (i.e., 92.8% participation), and we made equity grants to 77% of our employees during 2024. If the additional shares are not approved, we will not be able to make competitive equity awards after 2025. If the additional shares are not approved, we risk losing key talent at various employee levels who are critical to executing our turnaround plan. Third-party proxy advisor firms have focused on our historical gross equity compensation share burn rate, which was elevated due to the need to motivate and retain key talent during a challenging time for our industry. However, a significant portion of the shares we granted in recent years have been forfeited, and our net share burn rate, which corresponds to actual dilution to our shareholders, has been much lower. As an example, we granted 3.24 million RSUs in November 2024 to motivate key executives and employees who faced uncertainty resulting from our senior leadership transition and to further incentivize performance for our turnaround in the face of business challenges. However, 40% of these RSUs have already been forfeited or will be forfeited in June.

Much Lower Net Equity Compensation Share Burn Rate (1) 2024 includes 2,968,135 shares granted in lieu of cash to pay earned bonuses for 2023 performance. Our 2024 net share utilization from the equity compensation program unrelated to the 2023 bonus program was 4,561,274 shares, which was 2.8% of our weighted average common shares outstanding. (2) No performance-based equity was earned during 2022-2024. In 2023, we granted 210,527 performance-based shares to our former CEO, John Carrington with rigorous stock price milestone goals. All of these shares have been forfeited. (3) If the 2,968,135 shares granted in lieu of cash to pay earned bonuses for 2023 performance are excluded, our 3-year average net share utilization would have been 3.7%. Our equity compensation share burn rate net of forfeitures/cancelations was 4.3% on average over the last three years, approximately 33% lower than our gross three-year average burn rate of 6.4% disclosed in our proxy statement. The three-year average net burn rate would have been 3.7% if excluding shares granted in early 2024 in lieu of cash to pay earned bonuses for 2023. Our net share burn rate was meaningfully lower than our gross burn rate due to executive and employee departures, including our former CEO and CFO. Continued on next page…

Much Lower Net Equity Compensation Share Burn Rate Additionally, in the first quarter of 2025, a total of 206,517 RSUs and 4,241,780 stock options were forfeited/cancelled. These 4,448,297 forfeitures/cancellations represent approximately 2.7% of our total common shares outstanding as of the March 31, 2025 proxy record date (166,172,052 shares).

We Request Your Support at the 2025 Annual Meeting The Board recommends that you vote FOR all seven Company proposals: A vote FOR to elect the two Class I director nominees named in the Proxy Statement to serve until the 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified (“Proposal 1”) A vote FOR to approve an amendment and restatement of the Stem, Inc. 2024 Equity Incentive Plan to increase the number of shares available for issuance by 4,000,000 shares and to extend the plan term (“Proposal 2”) A vote FOR to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“Proposal 3”) A vote FOR to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 (“Proposal 4”) A vote FOR to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a reverse stock split ratio ranging from 10:1 to 20:1, inclusive (“Proposal 5”) A vote FOR to approve an amendment to our Certificate of Incorporation to effect a reduction in the total number of authorized shares of our common stock as illustrated in the table under the caption “Relationship Between the Reverse Stock Split Ratio and the Authorized Shares Reduction” (which is conditioned on approval and implementation of Proposal 5) (“Proposal 6”) A vote FOR to approve an adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies (“Proposal 7”) Our Board recommends: